Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-286217

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2025)

Up to $10,700,000
Class A Common Stock

We have entered into an At The Market Offering Agreement, or the sales agreement, with H.C. Wainwright & Co., LLC, or Wainwright, dated September 19, 2025, relating to the sale of shares of our Class A Common Stock, par value $0.001 per share, or Class A Common Stock, having an aggregate offering price of up to $10,700,000 from time to time through Wainwright, acting as sales agent or principal. Pursuant to this prospectus supplement and the accompanying prospectus, from time to time we may offer and sell shares of our Class A Common Stock having an aggregate offering price of up to $10,700,000 pursuant to the requirements of General Instruction I.B.6 to Form S-3.

Sales of our Class A Common Stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method permitted that is deemed an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the Nasdaq Capital Market, or Nasdaq, or any other existing trading market in the United States for our Class A Common Stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. If we and Wainwright agree on any method of distribution other than sales of shares of our Class A Common Stock on or through the Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. Under the sales agreement, Wainwright is not required to sell any specific number or dollar amount of securities, but Wainwright will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Wainwright will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share of Class A Common Stock sold under the sales agreement. See “Plan of Distribution” beginning on page S-20 for additional information regarding the compensation to be paid to Wainwright. In connection with the sale of the shares of Class A Common Stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Wainwright will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Wainwright with respect to certain liabilities, including liabilities under the Securities Act. This offering pursuant to this prospectus supplement and the accompanying prospectus will terminate upon the earlier of (a) the sale of our Class A Common Stock pursuant to this prospectus supplement and the accompanying prospectus having an aggregate sales price of $10,700,000, or (b) the termination by us or Wainwright of the sales agreement pursuant to its terms.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Class A Common Stock held by non-affiliates, or the public float, was $32,554,591, which was calculated based on 18,681,354 shares of our outstanding Class A Common Stock and 28,181 shares of our Class B Common Stock, par value $0.001 per share, held by non-affiliates at a price of $1.74 per share, the closing price of our Class A Common Stock on July 23, 2025, as reported on Nasdaq. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Class A Common Stock held by non-affiliates in any 12-calendar month period, so long as the aggregate market value of our Class A Common Stock held by non-affiliates is less than $75,000,000. During the prior 12-calendar-month period that ends on, and includes, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6. of Form S-3.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and a smaller reporting company as defined under Rule 405 of the Securities Act, and as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our Class A Common Stock is listed on Nasdaq under the symbol “LGVN.” On September 18, 2025, the last reported sale price of our Class A Common Stock on Nasdaq was $0.77.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and page 7 of the accompanying prospectus, and in the other documents that are incorporated by reference and any related free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 19, 2025

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of shares of our Class A Common Stock to certain investors. Under the shelf registration process, we may offer shares of our Class A Common Stock having an aggregate offering price of up to $10,700,000 from time to time under this prospectus supplement and the accompanying prospectus at prices and on terms to be determined by market conditions at the time of the offering.

We are providing information to you about this offering of shares of our Class A Common Stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering, and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. In addition, to the extent there is a conflict between the information contained in this sales agreement prospectus supplement, on the one hand, and the information contained in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and Wainwright has not, authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety before making an investment decision. You should carefully read this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference herein and therein before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus. These documents contain important information that you should consider when making your investment decision.

We are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, references in this prospectus to “Longeveron,” “the Company,” “we,” “us” and “our” refer to Longeveron Inc. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Industry and Market Data

This prospectus supplement includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect our current expectations about our future results, performance, prospects and opportunities. Such forward-looking statements can involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance, and ability to continue as a going concern;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the ability of our clinical trials to demonstrate safety and efficacy of our investigational product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for certain of our investigational product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our ability to scale production and commercialize the investigational product candidate for certain indications;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our investigational product candidates;

●	our ability to obtain and maintain regulatory approval of our investigational product candidates in the U.S. and other jurisdictions;

●	our plans relating to the further development of our investigational product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

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●	the need to hire additional personnel and our ability to attract and retain such personnel; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus supplement and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 7, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited financial statements, unaudited financial statements and related notes thereto, which are incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, “Longeveron,” the “Company,” “we,” “our,” and “us” refer to Longeveron Inc., a Delaware corporation.

Business Overview

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. Our lead investigational product candidate is laromestrocel, formerly referred to as Lomecel-B™.

Laromestrocel is a proprietary, scalable, allogeneic cellular therapy that has multiple modes of action that include pro-vascular, pro-regenerative, and anti-inflammatory mechanisms, promoting tissue repair and healing with broad potential applications across a spectrum of disease areas. Our mission is to continue to advance the development and regulatory approval of laromestrocel and make it available for patients who may need it.

Since our founding in 2014, we have focused the majority of our time and resources on the following: organizing and staffing our company, building, staffing and equipping a cGMP manufacturing facility with research and development labs, business planning, raising capital, establishing our intellectual property portfolio, generating clinical safety and efficacy data in our selected disease conditions and indications, and developing and expanding our manufacturing processes and capabilities.

We manufacture our own investigational product candidates for early-phase clinical trials and have initiated enhancements to our Chemistry, Manufacturing and Controls (CMC) infrastructure to support future Biologics License Application (BLA) submissions. These efforts include planning for process and analytical method validation as well as commercial production readiness. As part of our ongoing preparations for a potential BLA submission for our lead investigational product candidate for HLHS, we have made a strategic decision to pursue commercial manufacturing through a third-party contract development and manufacturing organization (CDMO), rather than renovating our existing Miami facility for commercial-scale production. This decision was based on a comprehensive evaluation of multiple factors, including cost, timeline feasibility, and scalability. We believe this approach offers a more cost-effective and timely path to support our BLA submission and potential commercial launch. Our Miami manufacturing facility includes eight clean rooms, two research and development laboratories, and warehouse and storage space. This facility will continue to support clinical development, research and early-phase manufacturing for our current and future clinical trials. We have supply contracts with multiple third parties for fresh bone marrow, which we use to produce our investigational product candidate for clinical testing and research and development. From time to time, we enter into contract development and manufacturing contracts or arrangements with third parties who seek to utilize our product development capabilities.

Since the time that we became a publicly traded company in February 2021, we have sold 18,568,596 shares of Class A Common Stock through our IPO and subsequent follow-on public and private equity offerings and transactions. Additionally, as of September 15, 2025, warrants exercisable for an aggregate of up to 21,920,323 shares of a Company’s Class A Common Stock remain outstanding at exercise prices ranging from $0.85 per share to $175.00 per share.

When appropriate funding opportunities arise, we routinely apply for grant funding to support our ongoing research and since 2016 we have received approximately $16.3 million in grant awards ($11.5 million of which has been directly awarded to us and is recognized as revenue when the performance obligations are met) from the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the National Heart Lung and Blood Institute (“NHLBI”) of the NIH, the Alzheimer’s Association, the Maryland Stem Cell Research Fund (“MSCRF”) of the Maryland Technology Development Corporation, or TEDCO, and the XPRIZE Foundation, Inc. On May 12, 2025 we announced our selection as a semi-finalist team and recipient of a $250,000 Milestone 1 Award in the XPRIZE Healthspan competition, a seven-year, $101 million global competition to identify therapeutic approaches to increase human health span.

Operational Overview

We are currently in clinical development of a single investigational product candidate, laromestrocel, for three potential indications: Hypoplastic Left Heart Syndrome (“HLHS”), Alzheimer’s disease (“AD”), and pediatric Dilated Cardiomyopathy (“DCM”). We are not currently active with a fourth indication, Aging-related Frailty, following our decision to discontinue clinical trial activities in Japan in 2024.

Figure 1: Laromestrocel clinical development pipeline

*	Pivotal Phase 2b ELPIS II study; enrollment completed June 24, 2025
**	Not currently active for 2025
***	IND approved by FDA in late June 2025; The accepted IND application provides for moving directly to a single Phase 2 pivotal registrational clinical trial

As of September 2025, we have completed five U.S. clinical studies of laromestrocel: ELPIS I Phase 1 (HLHS), Phase 1 and, “CLEAR MIND Trial” Phase 2a (AD), Phase 1/2 and Phase 2b Aging-related Frailty. We currently have one fully enrolled, ongoing clinical trial: ELPIS II Phase 2b (HLHS). Additionally, we sponsor a registry in The Bahamas under the approval and authority of the National Stem Cell Ethics Committee. The Bahamas Registry Trials may administer laromestrocel to eligible participants at private clinics in Nassau for a variety of indications. While laromestrocel is considered an investigational product in The Bahamas, under the approval terms from the National Stem Cell Ethics Committee, we are permitted to charge a fee to participate in the Registry Trial.

Hypoplastic Left Heart Syndrome (HLHS)

HLHS is a rare congenital heart condition affecting approximately 1,000 newborns in the US annually. HLHS is a birth defect that affects normal blood flow through the heart. As the baby develops during pregnancy, the left side of the heart does not form correctly so that babies are born with an underdeveloped or absent left ventricle. It is one type of congenital heart defect present at birth. Because a baby with this defect needs surgery or other procedures soon after birth, HLHS is considered a critical congenital heart defect. To prevent certain death shortly after birth, these babies undergo a series of three heart surgeries (staged surgical palliation) that reconfigures the single right ventricle to support systemic circulation. Despite these life-saving surgeries, HLHS patients nevertheless still have high early mortality and morbidity rates due primarily to heart failure. We are exploring the possibility that laromestrocel, when administered directly to the myocardium of affected infants, can improve outcomes in this devastating rare pediatric disease.

The FDA granted laromestrocel for the treatment of HLHS a Rare Pediatric Disease (“RPD”) Designation (on November 8, 2021), Orphan Drug Designation (“ODD”) (on December 2, 2021), and Fast Track Designation (on August 24, 2022). We are currently conducting an ongoing Phase 2b clinical trial (ELPIS II) under FDA IND 17677. ELPIS II is a multi-center, randomized, double-blind, controlled clinical trial designed to evaluate laromestrocel as an adjunct therapy to the standard-of-care second-stage HLHS heart reconstructive surgery which is typically performed at 4-6 months after birth. The primary objective is to evaluate change in right ventricular ejection fraction after laromestrocel treatment versus standard-of-care surgery alone (40 subjects total: 20 per arm).

ELPIS II is a next-step trial to our completed 10-patient open-label Phase 1 trial (ELPIS I) under the same IND. This Phase 1 trial was designed to evaluate the safety and tolerability of laromestrocel as an adjunct to the second-stage HLHS surgery, and to obtain preliminary evidence of laromestrocel effect to support a next-phase trial. The primary safety endpoint was met: no major adverse cardiac events (“MACE”) or treatment-related infections during the first month post-treatment, and no triggering of stopping rules. . Furthermore, fluid-based and imaging biomarker data supported multiple potentially relevant mechanisms-of-action of laromestrocel, and the potential to improve post-surgical heart function.

We have filed patent applications relating to the administration of laromestrocel for treating HLHS in Australia, the Bahamas, Canada, China, the European Patent Office, Japan, Hong Kong, South Korea, Taiwan, and the United States.

Alzheimer’s disease (AD)

AD, a devastating neurologic disease leading to cognitive decline, currently has very limited therapeutic options. An estimated 6.7 million Americans aged 65 and older have AD, and this number is projected to more than double by 2060. In September 2023, we completed our Phase 2a AD clinical trial, known as the CLEAR MIND trial. This trial enrolled patients with mild AD and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and preliminary efficacy for three distinct laromestrocel dosing regimens against placebo.

The study demonstrated positive results. The established safety profile of laromestrocel was safe and well tolerated when administered as single or multiple doses, with no incidence of hypersensitivity or infusion-related reactions. In addition, there were no cases of amyloid-related imaging abnormalities (ARIA). With regard to efficacy, laromestrocel, showed slowing/prevention of disease worsening relative to placebo. The unadjusted p-values for a several secondary efficacy endpoints composite AD score (“CADS”) for both the low-dose laromestrocel group and the pooled treatment groups compared to placebo suggested significance, indicating potential signals of efficacy. Other doses also indicated promising results in slowing/prevention of disease worsening. Additionally, a improvement versus placebo was observed in the Montreal cognitive assessment (“MoCA”) and in the activity of daily living observed by a caregiver and measured by Alzheimer’s disease Cooperative Study Activities of Daily Living (“ADCS-ADL”) with unadjusted p-values suggestive of significance. The study indicated potential preservation of the brain volumes in some but not all AD related areas of the brain 39 weeks after treatment commenced. Brain magnetic resonance imaging (“MRI”) results demonstrated a 48% reduction in whole brain volume loss, 62% reduction in hippocampal volume loss, and potential improvement in neuroinflammation in some but not all brain regions via diffusion tensor imaging (DTI).

Based on these results, in July 2024, the FDA granted Regenerative Medicine Advanced Therapeutics (RMAT) Designation and Fast Track designation to laromestrocel for the treatment of mild AD.

We believe laromestrocel is the only investigational product candidate to be granted RMAT designation for mild AD to date. In March 2025, Longeveron announced a positive Type B Meeting with the FDA supporting the advancement of laromestrocel as a potential treatment for mild AD. As a result of the Type B meeting, we reached foundational alignment with the FDA on the overall study design for a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial, including proposed AD patient population, proposed placebo control, laromestrocel dose selection and frequency, trial duration, and trial endpoints. To accelerate the pathway to potential approval of laromestrocel for the treatment of mild AD, the FDA agreed to consider a BLA based on positive interim trial results from the planned single study. Our objective is to forge strategic collaborations and/or partnerships for the advancement of laromestrocel in addressing AD.

We have filed patent applications relating to the treatment of AD using laromestrocel in Australia, the Bahamas, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, New Zealand, South Korea, Singapore, South Africa, and the United States. We have also filed another family of patent applications relating to improving Brain Architecture in Alzheimer’s disease using laromestrocel in the Bahamas, Taiwan, in addition to an application under the Patent Cooperation Treaty (PCT).

Pediatric Dilated Cardiomyopathy (DCM)

DCM is a rare and life-threatening cardiovascular condition with unmet medical needs. Pediatric cardiomyopathies affect at least 100,000 children worldwide. DCM is the most common form of cardiomyopathy in children. About 50 to 60 percent of all pediatric cardiomyopathy cases are diagnosed as dilated. DCM is characterized by dilation and impaired systolic function of the left ventricle or both ventricles, typically in the absence of ischemia, abnormal loading conditions, or physiologic insult (e.g., sepsis). Diagnostic criteria for DCM includes reduced measures of ventricular function combined with increased ventricular volumes adjusted for body size on cardiac imaging (left ventricular end-diastolic diameter (LVEDD) and left ventricular end-systolic diameter (LVESD) z-scores > 2). Treatments for DCM aim to ameliorate symptoms, reduce progression of disease, and prevent life-threatening arrhythmias. Treatment for DCM remains a complex challenge, marked by several limitations.

Clinical data to date with laromestrocel (a MSC therapy) indicates an acceptable safety profile in various disease indications administered via either IV or intramyocardial injection. Additionally, the safety profile from MSC therapies in general has been acceptable, supported by the literature review showing that MSC therapy has been evaluated in over one thousand clinical trials globally, with a favorable safety profile across numerous disease indications. DCM is associated with the loss of cardiomyocytes and with the replacement of lost cardiomyocytes by noncontractile fibrous tissue. Results from preclinical and clinical trials highlight the potential of MSC therapy to promote cardiomyogenesis, reduce inflammation and fibrosis, and support neovascularization. In adults with both ischemic cardiomyopathy and nonischemic dilated cardiomyopathy (DCM), MSC therapies have demonstrated improved LV function, functional status, and quality of life (QoL). Pediatric patients with DCM may be ideal candidates for MSC therapy because their hearts, including cardiomyocytes and progenitor cells, are more responsive to the signals from transplanted stem cells. Cell therapies have shown positive outcomes in DCM and other conditions, but further research is needed to confirm long-term safety and efficacy.

In July 2025, we announced that the FDA approved the Investigational New Drug (IND) application for its stem cell therapy laromestrocel as a potential treatment for pediatric DCM. The accepted IND application provides for moving directly to a single Phase 2 pivotal registration clinical trial in the first half of 2026, subject to obtaining necessary financing.

Recent Financing

On August 11, 2025, we closed a public offering of 5,617,648 shares of the Company’s Class A Common Stock, and pre-funded warrants to purchase up to an aggregate of 264,706 shares of Class A Common Stock (the “August 2025 Pre-Funded Warrants”), which were sold together with Class A common warrants to purchase up to 14,705,885 shares of Class A Common Stock. Each share of Class A Common Stock or pre-funded warrant was sold together with two and one-half Class A Common Stock warrants, each to purchase one share of Class A Common Stock (the “August 2025 Offering”). The combined public offering price was $0.85 per share of Class A Common Stock and related Class A Common Stock warrants and $0.849 per pre-funded warrant and related Class A Common Stock warrants.

The gross proceeds to the Company from the offering were approximately $5.0 million, including the aggregate exercise price of the pre-funded warrants, which were exercised in full concurrently with the closing of the offering, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Class A Common Stock warrants were immediately exercisable, expire twenty-four (24) months from the date of issuance and have an exercise price equal to $0.85 per share of Class A Common Stock.

As compensation to H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to an engagement letter dated as of June 11, 2025, as amended on August 3, 2025, by and between the Company and the Placement Agent, pursuant to which the Placement Agent agreed to act as the exclusive placement agent in connection with the offering, we paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the aggregate gross proceeds raised and certain expenses incurred in connection with the offering. We also issued to designees of the Placement Agent warrants to purchase up to 411,765 shares of Class A Common Stock, which had substantially the same terms as the Class A Common Stock warrants, except that the exercise price was $1.0625 per share (which represented 125% of the combined public offering price per share and related Class A Common Stock warrants).

Pursuant to the terms of the purchase agreement entered into for the offering, we are prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Class A Common Stock or securities convertible or exercisable into Class A Common Stock for a period expiring 60 days from the closing date of the offering, subject to certain exceptions. Furthermore, we are also prohibited from entering into Variable Rate Transactions (as defined in the Purchase Agreement), for a period of one year from the closing date of the offering, subject to certain limited exceptions, which exceptions include this offering.

Implication of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2026), (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Summary of Clinical Development Strategy

Our core strategy is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a near-term focus on HLHS. Key elements are as follows.

●	Execution of ELPIS II, to measure the efficacy of laromestrocel in HLHS. This trial is ongoing and is being conducted in collaboration with the NHLBI through grants from the NIH. As announced on June 24, 2025, the trial has reached full enrollment and we anticipate top-line trial results for ELPIS II in the third quarter of 2026. We currently anticipate a potential BLA filing with the FDA in late 2026 if the current ELPIS II trial in HLHS is successful.

●	Continue to pursue the therapeutic potential of laromestrocel in mild AD. Our Phase 2a trial CLEAR MIND Trial met its primary safety endpoint across all treatment groups, with no safety concerns identified. The trial demonstrated nominal statistical significance on the secondary CADS composite endpoint, suggesting a potential benefit of laromestrocel compared with placebo in maintaining cognitive function and slowing brain structural decline. Specifically, MRI analyses indicated that patients treated with laromestrocel experienced a slowing of whole-brain volume loss and preservation of key brain regions, including left hippocampal volume, relative to placebo. These findings are hypothesis-generating and support further investigation of laromestrocel in mild AD. We plan to continue in-depth analyses of the data to refine our clinical development strategy. Our overarching objective is to advance laromestrocel through strategic collaborations and partnerships, with the goal of addressing the significant unmet medical need in AD.

●	Preparation for and initiation of a Phase 2 pivotal registrational clinical trial for DCM in the first half of 2026, subject to obtaining necessary financing. As announced on July 8, 2025, the FDA approved the Investigational New Drug (IND) application for our stem cell therapy laromestrocel as a potential treatment for pediatric Dilated Cardiomyopathy (DCM).

●	Limited focus on our international program. In line with the Company’s strategic direction for 2025 and moving forward to focus on HLHS and AD as set forth previously, in April 2024, the Company discontinued its clinical trial in Japan to evaluate laromestrocel for Aging-related Frailty. The Company will continue to enroll patients on the Frailty and Cognitive Impairment registry trials in The Bahamas and plans to also launch an Osteoarthritis registry trial.

●	Expand our manufacturing capabilities. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own investigational product candidates for early-phase clinical testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential laromestrocel commercialization.

●	Advance BLA-enabling CMC activities, including process and analytical method validation planning and commercial production planning.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing laromestrocel and other products domestically and internationally if appropriate approvals are obtained.

●	Investigational product candidate development pipeline through internal research and development, and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we have taken and continue to take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the offered securities set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014, and as part of our initial public offering in February 2021, converted into a Delaware corporation pursuant to a statutory conversion, and changed our name to Longeveron Inc. Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, and our telephone number is (305) 909-0840. Our website address is www.longeveron.com and we make our filings with the Securities and Exchange Commission (“SEC”) available on the Investor Relations Page of our website. The reference to our website is an inactive textual reference only, and the information contained therein, or connected thereto is not incorporated into and does not constitute a part of this prospectus or the registration statement of which it forms a part. Our Class A Common Stock is traded on Nasdaq under the symbol “LGVN.”

THE OFFERING

Class A Common Stock offered by us:	Shares of our Class A Common Stock having an aggregate offering price of up to $10,700,000.

Class A Common Stock to be outstanding after the offering:	33,655,871 shares, assuming the sale of 14,078,947 shares of Class A Common Stock at an assumed sales price of $0.76 per share, the last reported sale price of our Class A Common Stock on Nasdaq on September 15, 2025. The actual number of shares issued will vary depending on the sales price at which shares may be sold from time to time during this offering.

Plan of Distribution:	Sales of our Class A Common Stock, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on Nasdaq, on any other existing trading market for the Class A Common Stock in the United States. The sales agent is not required to sell any certain number of shares or dollar amount of our Class A Common Stock, but will act as a sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of Class A Common Stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms of the sales agreement. See section titled “Plan of Distribution” on page S-20 of this prospectus supplement.

Use of proceeds:	We intend to use the proceeds from this offering for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS, Alzheimer’s Disease and Pediatric Dilated Cardiomyopathy, obtaining regulatory approvals, capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” for a more detailed description of the intended use of proceeds from this offering.

Risk Factors:	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Dividend Policy:	We have never declared or paid any cash dividends on our Class A Common Stock. We do not anticipate paying any cash dividends in the foreseeable future.

NASDAQ Capital Market symbol:	Our Class A Common Stock is currently listed on Nasdaq under the symbol “LGVN.”

(1)	The number of shares of Class A Common Stock to be outstanding after this offering is based on 19,576,924 shares of Class A Common Stock and 1,484,005 shares of Class B Common Stock outstanding as of September 15, 2025, and excludes:

●	any shares of Class A Common Stock issuable upon conversion of existing Class B Common Stock;

●	21,920,323 shares of Class A Common Stock issuable upon exercise of outstanding warrants;

●	1,505,263 shares issuable upon the vesting of RSUs under the Company’s 2021 Incentive Award Plan;

●	755,967 stock options outstanding with an average exercise price of $3.52 as of September 15, 2025, issuable under the Company’s 2021 Incentive Award Plan; and

●	stock options issued in July 2024 to a third-party service provider exercisable for up to 50,000 shares of Class A Common Stock, which such stock option has an exercise price of $2.15 per share, and vests quarterly over a three-year period.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options or warrants or conversion of any shares of our Class B Common Stock.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below and in the accompanying prospectus, as well as the risk factors and other information contained in this prospectus supplement and accompanying prospectus and which is incorporated by reference in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the market price of our Class A Common Stock or other securities could decline, and you may lose all or part of your investment. This prospectus supplement and accompanying prospectus also contain forward-looking statements and estimates that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks and uncertainties described below and those incorporated by reference.

Risks Related to this Offering

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of the offering. We intend to use the net proceeds, if any, from this offering to provide funding for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS, Alzheimer’s Disease and Pediatric Dilated Cardiomyopathy, obtaining regulatory approvals, capital expenditures, working capital and other general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Class A Common Stock or other securities. See the section of this prospectus supplement titled “Use of Proceeds.”

Purchasers in this offering may incur immediate and substantial dilution in the book value of their investment as a result of this offering.

The shares of Class A Common Stock sold in this offering, if any, will be sold from time to time at various prices. Therefore, if you purchase shares in this offering, your interest will be diluted to the extent of the difference between the price per share of Class A Common Stock you pay and the pro forma as adjusted net tangible book value per share of Class A Common Stock. Based on an assumed offering price of $0.76 per share of Class A Common Stock, the last reported sale price of our Class A Common Stock on Nasdaq on September 15, 2025, if you purchase shares of Class A Common Stock in this offering, you will experience immediate dilution of $0.08 per share, representing the difference between the assumed offering price per share and the pro forma as adjusted net tangible book value per share after giving effect to this offering. Furthermore, if any of our outstanding options or warrants are exercised at prices below the offering price, or if we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section of this prospectus supplement titled “Dilution.”

Resales of our Class A Common Stock in the public market during this offering by our stockholders may cause the market price of our Class A Common Stock to fall.

We may issue shares of Class A Common Stock from time to time in connection with this offering. The issuance from time to time of these new shares of Class A Common Stock, or our ability to issue new shares of Class A Common Stock in this offering, could result in resales of shares of our Class A Common Stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock, or the perception that such sales may occur, may adversely impact the price of our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public markets, or the perception that such sales may occur, could depress the market price of our Class A Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our Class A Common Stock would have on the market price of our Class A Common Stock.

The Class A Common Stock offered hereby will be sold in “at the market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver placement notices to Wainwright at any time throughout the term of the sales agreement. The number of shares that are sold by Wainwright after delivering a placement notice will fluctuate based on the market price of the Class A Common Stock during the sales period and limits we set with Wainwright. Because the price per share of each share sold will fluctuate based on the market price of our Class A Common Stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

Raising additional capital may cause future dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or current investigational product candidates.

Until such time, if ever, as we can generate the cash we need from operations, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any material external source of funds and in order to raise additional capital, we may offer and issue additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock in the future. We are generally not restricted from issuing additional securities, including shares of Class A Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or substantially similar securities. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. To the extent that we raise additional capital through the sale of Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock, the ownership interest of our stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that materially adversely affect the rights of our stockholders. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future investigational product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our investigational product candidates, delay our pursuit of potential licenses or acquisitions, or grant rights to develop and market current or future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

In addition, we have a significant number of stock options, restricted stock units and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We do not currently intend to pay dividends on our Class A Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our Class A Common Stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of our Class A Common Stock, which is not certain.

The price of our Class A Common Stock may be volatile or may decline regardless of our operating performance, and stockholders may not be able to resell their shares at or above the price at which they purchase those shares.

Trading volume in shares of our Class A Common Stock on the Nasdaq Capital Market has been limited. You may not be able to sell your shares quickly or at the market price if trading in shares of our Class A Common Stock is not active. An active or liquid market in our Class A Common Stock may not develop or, if it does develop, it may not sustain. As a result of these and other factors, stockholders may not be able to resell their shares of our Class A Common Stock at or above the price at which they purchase those shares in this offering.

Further, an inactive market may also impair our ability to raise capital by selling shares of our Class A Common Stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of Class A Common Stock as consideration.

Risks Related to Our Class A Common Stock and the Securities Market

The price of our Class A Common Stock has been, and may continue to be, volatile, which could result in substantial or total losses for investors.

The trading price of our Class A Common Stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of our Class A Common Stock, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the timing and results, or perception of the results, of preclinical studies and clinical trials of our investigational product candidates or those of our competitors;

●	the success of competitive products or announcements by potential competitors of their product development efforts;

●	regulatory actions with respect to our or our competitors’ investigational product candidates or approved products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	regulatory or legal developments in the U.S. and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	market conditions in the pharmaceutical and biotechnology sector;

●	changes in the structure of healthcare payment systems;

●	Class A Common Stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A Common Stock;

●	announcement or expectation of additional financing efforts;

●	sales of our Class A Common Stock by us, our insiders, or our other stockholders;

●	expiration of market stand-off or lock-up agreements; and

●	general economic, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our Class A Common Stock. Additionally, in the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

If we continue to fail to meet the requirements for continued listing on Nasdaq, our Class A Common Stock could be delisted from trading on Nasdaq, which would likely reduce the liquidity of our Class A Common Stock and could cause our trading price to decline.

Our Class A Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain our listing on Nasdaq. We could lose our listing on Nasdaq if the closing bid price of our Class A Common Stock does not increase or if in the future, we fail to meet any of the other Nasdaq listing requirements. The loss of our Nasdaq listing would in all likelihood make our Class A Common Stock significantly less liquid and adversely affect its value.

In the event that the closing bid price of the Company’s Class A Common Stock for 30 consecutive business days remains below the $1.00 minimum bid price requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) the Company will fail to be in compliance with the Minimum Bid Price Requirement (the “Minimum Bid Price Notice”), and the Company will receive a Minimum Bid Price Notice.

Although, there is no immediate effect on the continued listing status of the Company’s Class A Common Stock on Nasdaq upon receipt of a Minimum Bid Price Notice, and, therefore, the Company’s listing remains fully effective Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. If the Company’s Class A Common Stock does not regain compliance with the Minimum Bid Price Requirement during this initial 180-day compliance period, the Company may be eligible for an additional compliance period of 180 calendar days provided that (i) the Company satisfies Nasdaq’s continued listing requirement for market value of publicly held shares and all other initial listing standards, other than the Minimum Bid Price Requirement; and (ii) the Company provides written notice to Nasdaq of its intention to cure the deficiency during the second grace period.

The Company intends to monitor the closing bid price of its Class A Common Stock and assess its available options in order to regain compliance with the Minimum Bid Price Requirement if necessary. If among such options the Company elects to pursue a reverse stock split to regain compliance with the Minimum Bid Price requirement, there can be no assurance that it would accomplish this objective for any meaningful period of time, or at all, or that it would result in any permanent or sustained increase in the market price of our Class A Common Stock; and if such an event would be viewed unfavorably by the market, it could have the effect of reducing our market capitalization. Furthermore, pursuant to a recent modification to Nasdaq’s listing standards, if a company effects a reverse stock split and within one year thereafter becomes non-compliant with the Minimum Bid Price Requirement, it would immediately receive a notification letter from the Nasdaq Listing Qualifications Department commencing delisting proceedings, with no opportunity for a compliance period.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares.

We are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. There may be periods of several days or more when trading activity in our shares is minimal as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our Class A Common Stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our Class A Common Stock, regardless of our performance.

We will need to raise substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue some of our investigational product candidate development programs or commercialization efforts.

The development of pharmaceutical drugs is capital intensive. We are currently advancing laromestrocel into clinical development. Our current cash resources are insufficient to fund our planned operations or development plans past the first quarter of 2026 based on our current operating budget and cash flow forecast. We will require additional funds to advance further. If we are capital constrained, we may not be able to meet our obligations. If we are unable to meet our obligations, or we experience a disruption in our cash flows, it could limit or halt our ability to continue to develop our current investigational product candidate or even to continue operations, either of which occurrence would have a material adverse effect on us.

We expect our expenses to continue to increase in connection with our ongoing activities, particularly as we continue the research and development of, advance the preclinical and clinical activities of, and seek marketing approval for, our current investigational product candidate. Following a successful Type C meeting with the FDA in August 2024 with respect to the HLHS regulatory pathway, we have begun ramping up our BLA enabling activities. We currently anticipate a potential BLA filing with the FDA in late 2026 if the current ELPIS II trial in HLHS is successful. Our operating expenses and capital expenditure requirements will increase throughout calendar 2025 as a result of these activities, including CMC (Chemistry, Manufacturing, and Controls) and manufacturing readiness. We expect that our current operating plan will require increased spending and additional capital investments to support these initiatives and intend to seek additional financing/capital raises/non-dilutive funding options to support them. Additionally, following a positive Type B meeting with the U.S. FDA in March 2025 with respect to the Alzheimer’s disease regulatory pathway, we are focused on seeking partnership opportunities and/or non-dilutive funding for the Alzheimer’s disease program, including a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial. There can be no assurance we will be able to attain future financing at terms favorable to us or at all. The Company may need to adjust its current and future spending levels if needed based on the level of cash available.

In addition, if we obtain marketing approval for any of our current or future investigational product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our current investigational product candidates or otherwise expand more rapidly than we presently anticipate. Furthermore, we expect to continue to incur significant costs associated with operating as a public company. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue the development and commercialization of one or more of our investigational product candidates, delay our pursuit of potential licenses or acquisitions, or significantly reduce our operations.

We currently anticipate our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2026. Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our current or future investigational product candidates;

●	the potential additional expenses attributable to adjusting our development plans (including any supply-related matters) in response to global geopolitical conditions and/or future public health crises;

●	the scope, prioritization and number of our research and development programs;

●	the costs, timing and outcome of regulatory review of our current or future investigational product candidates;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any additional collaboration agreements we obtain;

●	the extent to which we are obligated to reimburse, or are entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	the extent to which we acquire or license other current or future investigational product candidates and technologies;

●	the costs of securing manufacturing arrangements for commercial production; and

●	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our current or future investigational product candidates.

Identifying potential current or future investigational product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve drug sales. In addition, our current or future investigational product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of drugs that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to continue to rely on additional funding to achieve our business objectives.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current or future investigational product candidates.

Disruptions in the financial markets in general have made equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms favorable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Class A Common Stock to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness could result in fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or current or future investigational product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly delay, scale back or discontinue one or more of our research or development programs, activities to prepare for a potential BLA filing, including CMC and Manufacturing readiness, the commercialization of any investigational product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The dual-class structure of our common stock may adversely affect the trading market for our Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. Our dual class capital structure could make us ineligible for inclusion in certain indices and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P, Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A Common Stock less attractive to investors and, as a result, the market price of our Class A Common Stock could be adversely affected.

Our CMC readiness and ability to manufacture for commercialization may be delayed or unsuccessful.

Our BLA-enabling activities, including comparability protocols, process and analytical method validation are complex and subject to regulatory review. Any delays or failures in these activities could impact our ability to meet regulatory and investor expectations for product approval or commercial launch of our investigational product candidates. Our ability to complete BLA-enabling activities may impact the clinical and commercial success of our current and any future investigational product candidates. In addition, the FDA or other relevant regulatory authorities may find our CMC data insufficient to support the quality of our investigational product candidates. The FDA’s approval of a BLA is not guaranteed, and the review and approval process is expensive, uncertain and may take several years. The FDA also has substantial discretion in the approval process. These matters are subject to confirmation and interpretation by regulatory authorities, which could delay, limit, or prevent regulatory approval. Our clinical development efforts may fail at any stage. Our financial condition may be materially adversely affected by any delay or inability to complete our CMC readiness and BLA-enabling activities.

Holders of our Class B Common Stock exert considerable control over the direction of our business and their ownership of our Class B Common Stock can prevent other stockholders from influencing significant decisions.

As of September 15, 2025, three holders of our Class B Common Stock control voting rights over approximately 29% of the combined voting power of our Class A Common Stock and Class B Common Stock. For so long as holders of Class B Common Stock continue to hold their current shares, they will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, these holders will have significant influence with respect to our management, business plans and policies. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for shares of Class A Common Stock as part of a sale of our Company and ultimately might affect the market price of our Class A Common Stock.

If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our Class A Common Stock price and trading volume could decline.

The trading market for our Class A Common Stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have significant research coverage and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, the Class A Common Stock price could be negatively impacted. In the event we obtain significant, or any securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our Class A Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our Class A Common Stock price or trading volume to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior FINRA suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our Class A Common Stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our Class A Common Stock, reducing a stockholder’s ability to resell shares of our Class A Common Stock.

Provisions in our certificate of incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our Class A Common Stock.

Our Certificate of Incorporation and Bylaws contain provisions that could depress the market price of our Class A Common Stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

●	establish a classified Board of Directors so that not all members of our Board are elected at one time;

●	permit only the Board of Directors to establish the number of directors and fill vacancies on the Board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	provide for a dual class common stock structure, which provides certain affiliates of ours, including our co-founder and members of our Board, individually or together, with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A Common Stock and Class B Common Stock;

●	authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan (also known as a “poison pill”);

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting;

●	authorize our Board to amend our Bylaws;

●	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

●	require a super-majority vote of stockholders to amend some of the provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our Class A Common Stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Common Stock less attractive to investors.

We are currently an emerging growth company, or EGC, as defined in the JOBS Act, enacted in April 2012. For as long as we continue to be an EGC, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an EGC for up to five years following the year in which we completed our initial public offering, although circumstances could cause us to lose that status earlier. We will remain an EGC until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our Class A Common Stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our Class A Common Stock less attractive if we rely on certain or all of these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Under the JOBS Act, EGCs can also delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may make our financial statements less comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

We are not restricted from issuing additional shares of our Class A Common Stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock. As of September 15, 2025, we had an aggregate of 84,295,000 shares of Class A Common Stock authorized and of that approximately 37,702,484 shares that are not issued, outstanding or reserved for issuance (for purposes of warrant exercise or under the Company’s current Third Amended and Restated 2021 Incentive Award Plan). We may issue all of these shares without any action or approval by our stockholders. We may expand our business through complementary or strategic business combinations or acquisitions of other companies and assets, and we may issue shares of Class A Common Stock in connection with those transactions. The market price of our Class A Common Stock could decline as a result of our issuance of a large number of shares of Class A Common Stock, particularly if the per share consideration we receive for the stock we issue is less than the per share book value of our Class A Common Stock or if we are not expected to be able to generate earnings with the proceeds of the issuance that are as great as the earnings per share we are generating before we issue the additional shares. In addition, any shares issued in connection with these activities, the exercise of warrants or stock options or otherwise would dilute the percentage ownership held by our investors. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A Common Stock.

We have a history of losses, may not be able to achieve profitability going forward, and may not be able to raise additional capital necessary to continue as a going concern.

We have experienced significant losses since inception and, at December 31, 2024 and 2023, had an accumulated deficit of approximately $109.6 million and $85.0 million, respectively. We expect to incur additional losses in the future and expect the cumulative losses to increase. We expect our operating expenses to increase and it is not likely that our grant revenues will fully fund our clinical programs.

As of June 30, 2025, we had cash and cash equivalents of $10.3 million. We have prepared a cash flow forecast which indicates that we will only have sufficient cash to fund our operating expenses and capital expenditure requirements into the first quarter of 2026. To continue as a going concern, we will need to obtain additional capital, which we will likely obtain through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations. There are no assurances that we would be able to raise additional capital or on terms favorable to us. Our recurring losses from operations and negative cash flow raise substantial doubt about our ability to continue as a going concern without sufficient capital resources and we have included an explanatory paragraph in the notes to our financial statements for the year ended December 31, 2024, with respect to this uncertainty. Further, the report of our independent registered public accounting firm with respect to our audited financial statements for the year ended December 31, 2024 included an emphasis of matter paragraph stating that our recurring losses from operations and continued cash outflows from operating activities raised substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

If we are unable to continue as a going concern, we may be forced to liquidate our assets, which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The reaction of investors to the inclusion of a going concern statement by our independent registered public accounting firm and our potential inability to continue as a going concern may materially adversely affect our stock price and our ability to raise new capital. Our ability to continue as a going concern is dependent on our available cash, how well we manage that cash, and our operating requirements. If we are unable to raise additional capital when needed, we would be forced to delay, reduce or eliminate our clinical trial programs, commercialization efforts and other business activities.

Risks Related to our Business

Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, as may be amended from time to time, and in subsequent filings that are incorporated herein by reference. All these risk factors are incorporated by reference herein in their entirety. These risks and uncertainties are not the only ones facing us. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Class A Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We may issue and sell shares of Class A Common Stock having aggregate sales proceeds of up to $10,700,000 from time to time, before deducting sales commissions and estimated offering expenses payable by us. The amount of proceeds from this offering will depend upon the number of shares of our Class A Common Stock sold, if any, and the market price at which they are sold. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, the sales commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with Wainwright.

We currently intend to use any proceeds from this offering for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS, Alzheimer’s Disease and Pediatric Dilated Cardiomyopathy, obtaining regulatory approvals, capital expenditures, working capital and other general corporate purposes. We are subject to substantial risks that will require us to obtain additional funding in order to achieve these objectives. See “Risk Factors.” We will need substantial additional capital in the future, which could cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights, and if additional capital is not available, we may have to delay, reduce, or cease operations.

Our expected use of any proceeds this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of any proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the proceeds from this offering and our other sources of cash are less than expected. As a result, management will have broad discretion in the application of any proceeds from this offering, and investors will be relying on our judgment regarding the application of such proceeds. Pending the uses described above, we intend to invest any proceeds in interest-bearing investment-grade securities or deposits.

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Investors should not purchase our Class A Common Stock with the expectation of receiving cash dividends.

DILUTION

If you invest in our Class A Common Stock in this offering, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of Class A Common Stock immediately after this offering.

As of June 30, 2025, we had a net tangible book value of $9.4 million, or $0.62 per share of Class A Common Stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our Class A Common Stock outstanding as of June 30, 2025.

After giving effect to the issuance and sale by us of the securities in the August 2025 Offering, the cash exercise of the August 2025 Pre-Funded Warrants in full, and the receipt by us of net proceeds of $4.3 million, subsequent to June 30, 2025 (the “Pro Forma Adjustments”), our pro forma net tangible book value as of June 30, 2025, was $13.7 million, or $0.65 per share of Class A Common Stock.

After giving further effect to the sale of our Class A Common Stock in the aggregate amount of $10,700,000 in this offering at an assumed offering price of $0.76 per share, the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market on September 15, 2025, and after deducting the sales commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025, would have been approximately $23.9 million, or approximately $0.68 per share of our Class A Common Stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.03 per share to our existing stockholders and an immediate dilution of approximately $0.08 per share to new investors participating in this offering, as illustrated by the following table:

Assumed offering price per share of Class A Common Stock		$0.76
Net tangible book value per share of Class A Common Stock as of June 30, 2025	$0.62
Increase in pro forma net tangible book value per share as of June 30, 2025 after giving effect to the Pro Forma Adjustments	$0.03
Pro forma net tangible book value per share of Class A Common Stock as of June 30, 2025	$0.65
Increase in pro forma as adjusted net tangible book value per share of Class A Common Stock attributable to this offering	$0.03
Pro forma as adjusted net tangible book value per share of Class A Common Stock as of June 30, 2025 after giving effect to this offering		$0.68
Dilution in net tangible book value per share of Class A Common Stock to new investors in the offering		$0.08

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to offer securities in other offerings due to market conditions or strategic considerations. To the extent that we raise additional capital through the sale of Class A Common Stock or securities exercisable for or convertible into Class A Common Stock, the issuance of such securities may result in further dilution of our stockholders.

The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time Class A Common Stock is sold pursuant to this prospectus supplement and the accompanying prospectus. The pro forma as adjusted information assumes that all of our Class A Common Stock in the aggregate amount of $10,700,000 is sold at the assumed offering price of $0.76 per share, the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market on September 15, 2025. The shares sold in this offering, if any, will be sold from time to time at various prices.

The number of shares of Class A Common Stock to be outstanding after this offering is based on 13,624,311 shares of Class A Common Stock and 1,484,005 shares of Class B Common Stock outstanding as of June 30, 2025, and excludes:

●	any shares of Class A Common Stock issuable upon conversion of existing Class B Common Stock;

●	6,802,668 shares of Class A Common Stock issuable upon exercise of outstanding warrants;

●	704,817 shares issuable upon the vesting of RSUs under the Company’s 2021 Incentive Award Plan;

●	375,618 stock options outstanding with an average exercise price as of June 30, 2025 of $5.77 issuable under the Company’s 2021 Incentive Award Plan; and

●	stock options issued in July 2024 to a third-party service provider exercisable for up to 50,000 shares of Class A Common Stock, which such stock option has an exercise price of $2.15 per share, and vests quarterly over a three-year period.

PLAN OF DISTRIBUTION

We entered into the sales agreement with Wainwright, pursuant to which we may issue and sell from time-to-time shares of our Class A Common Stock having an aggregate offering price of up to the amount set forth on the cover page of this prospectus supplement, as supplemented from time to time, through or to Wainwright acting as sales agent or principal. Sales of the Class A Common Stock, if any, will be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through Nasdaq, the trading market for our Class A Common Stock, or any other existing trading market in the United States for our Class A Common Stock, and sales made to or through a market maker other than on an exchange. If we and Wainwright agree on any method of distribution other than sales of shares of our Class A Common Stock into Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.

Wainwright will offer our Class A Common Stock at prevailing market prices subject to the terms and conditions of the sales agreement. We will designate the number of shares we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the sales agreement, Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell on our behalf all of the shares of Class A Common Stock requested to be sold by us. We or Wainwright may suspend the offering of the Class A Common Stock being made through Wainwright under the sales agreement upon proper notice to the other party and pursuant to the terms of the sales agreement.

Settlement for sales of Class A Common Stock will occur on the first trading day following the date on which any sales are made (or such shorter settlement cycle as may be in effect under the Exchange Act from time to time), or on some other date that is agreed upon by us and Wainwright in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our Class A Common Stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright a cash commission equal to 3.0% of the gross sales price per share of Class A Common Stock sold by Wainwright under the sales agreement. Because there is no minimum offering amount required as a condition to this offering, the actual total offering amount, sales commissions and net proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the sales agreement, we have agreed to reimburse Wainwright up to $100,000 for the reasonable fees and expenses incurred by its legal counsel (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the sales agreement. We have also agreed to reimburse Wainwright (i) $5,000 per due diligence update session in connection with each filing of our Annual Report on Form 10-K and (ii) $3,500 per due diligence update session in connection with each filing of our Quarterly Reports on Form 10-Q, plus any incidental expense incurred by Wainwright in connection therewith. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Wainwright under the sales agreement, will be approximately $200,000, assuming we sell the entire amount offered pursuant to this prospectus supplement and the accompanying prospectus. We will disclose in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of shares of our Class A Common Stock sold through Wainwright under the sales agreement, the net proceeds to us and the compensation paid by us with respect to sales under the sales agreement during the relevant quarter.

In connection with the sales of Class A Common Stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of Class A Common Stock pursuant to the sales agreement will terminate upon termination of the sales agreement or as otherwise permitted therein. This offering of our shares of Class A Common Stock pursuant to this prospectus supplement and the accompanying prospectus will terminate upon the earlier of (a) the sale of our Class A Common Stock pursuant to this prospectus supplement and the accompanying prospectus having an aggregate sales price of $10,700,000, or (b) the termination by us or Wainwright of the sales agreement pursuant to its terms. We or Wainwright may terminate the sales agreement at any time pursuant to the terms of the sales agreement.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our shares of Class A Common Stock while the offering is ongoing under this prospectus supplement.

From time to time, Wainwright and its affiliates have and may provide in the future various advisory, investment and commercial banking and other services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of its various business activities, Wainwright and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Wainwright or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Wainwright has acted as our exclusive placement agent for the following transactions: (i) October 2023 registered direct offering, (ii) December 2023 registered direct offering, (iii) April 2024 public offering, (iv) April 2024 warrant inducement transaction, (v) June 2024 warrant inducement transaction, (vi) subsequent purchaser warrant exercise events, (vii) July 2024 registered direct offering, and (viii) August 2025 public offering and it received as compensation cash fees and placement agent warrants. Except as disclosed in this prospectus supplement, we have no present arrangements with Wainwright for any further services.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement will be filed with the SEC on a Current Report on Form 8-K.

This prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by Wainwright and Wainwright may distribute this prospectus electronically.

Our transfer agent and registrar for our Class A Common Stock is Colonial Stock Transfer Co., Inc.

Our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “LGVN.”

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. Certain attorneys affiliated with Buchanan Ingersoll & Rooney PC own approximately 2,000 shares of Class A Common Stock. Haynes and Boone, LLP, New York, New York is acting as counsel for the sales agent in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Longeveron Inc. as of December 31, 2024, and December 31, 2023, and for the years then ended, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report (which contains an explanatory paragraph relating to substantial doubt about the ability of Longeveron Inc. to continue as a going concern as described in Note 1 to the financial statements), which report is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make periodic and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is http://longeveron.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

We have filed a registration statement on Form S-3, of which this prospectus supplement and accompanying prospectus are a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus supplement and accompanying prospectus do not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement and accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You may inspect a copy of the registration statement, the included exhibits, financial statements and schedules through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 13, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 30, 2025, March 14, 2025, May 1, 2025, June 16, 2025, July 9, 2025, August 11, 2025, and September 3, 2025;

●	the description of our shares of Class A Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40060), filed with the SEC on February 11, 2021, including any amendment or report filed for the purpose of updating such description and as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025, and any amendment or report filed for the purpose of further updating that description; and

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Longeveron Inc.
1951 NW 7th Avenue, Suite 520
Miami, FL 33136
(305) 909-0840

info@longeveron.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Prospectus

$70,000,000

Class A Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time in one or more offerings, any combination of the securities identified above in one or more offerings, having a maximum aggregate offering price of $70,000,000. This prospectus provides you with a general description of the securities. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

We are an emerging growth company and a smaller reporting company as defined under Federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Our Class A Common Stock par value $0.001 per share (“Class A Common Stock”) is traded on the NASDAQ Capital Market under the symbol “LGVN.” Each prospectus supplement will contain information, where applicable, as to our listing on the NASDAQ Capital Market or any other securities exchange of the securities covered by the prospectus supplement. On March 21, 2025, the last reported sale price of our Class A Common Stock on the NASDAQ Capital Market was $1.85. As of March 21, 2025, the aggregate market value of our outstanding Class A Common Stock held by non-affiliates was approximately $23.4 million, which we calculated based on 14,957,903 shares of outstanding Class A Common Stock as of March 21, 2025, of which 12,685,047 shares were held by non-affiliates, and a price per share of $1.85 as of March 21, 2025, which is a date within 60 days prior to the filing date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell, pursuant to the registration statement of which this prospectus forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding Class A Common Stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our outstanding Class A Common Stock held by non-affiliates remains below $75.0 million. One-third of our public float, calculated in accordance with General Instruction I.B.6 of Form S-3 as of March 21, 2025, was approximately $7,085,067. In accordance with General Instruction I.B.6 of Form S-3, during the 12 calendar months prior to and including the date of this prospectus, we offered and sold approximately $9,000,005.65 of securities on July 18, 2024, pursuant to that Form S-3 Registration Statement No. 333-264142. These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors” and in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus. You should review that section of the related prospectus supplement and those filings for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 4, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus having a maximum aggregate offering price of $70,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a prospectus supplement or a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Before buying any of the securities that we are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement (or any free writing prospectus), as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through any combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Longeveron” refer to Longeveron Inc. Longeveron has no subsidiaries. When we refer to “you,” we mean the holders of the applicable series of securities.

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PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus and any supplements or amendments carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we filed with the SEC on February 28, 2025, and any of our other subsequently filed periodic reports on Form 10-Q. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Longeveron Inc., 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, Attention: Legal Department.

THE SECURITIES THAT MAY BE OFFERED

We may offer or sell Class A Common Stock, preferred stock, warrants, purchase contracts and units in one or more offerings and in any combination. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $70,000,000. Each time securities are offered with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the net proceeds we expect to receive from that sale.

The securities may be sold to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the section of this prospectus captioned “Plan of Distribution.” Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

OUR COMPANY

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic Mesenchymal Stem Cell (“MSC”) formulation sourced from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple potential mechanisms of action that promote tissue repair and healing with broad potential applications across a spectrum of disease areas. The underlying mechanism(s) of action that may lead to tissue repair programs include the stimulation of new blood vessel formation, modulation of the immune system, anti-inflammatory properties, reduction in tissue fibrosis, and the stimulation of endogenous cells to divide and increase the numbers of certain specialized cells in the body.

We are currently pursuing three pipeline indications: Hypoplastic Left Heart Syndrome (“HLHS”), Alzheimer’s disease (“AD”) and Aging-related Frailty. Our mission is to advance Lomecel-B™ and other cell-based product candidates into pivotal or Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community.

Longeveron received notice from the World Health Organization (“WHO”) that the name “laromestrocel” for our Lomecel-B™ product has been adopted by the WHO and published in the International Nonproprietary Names (INN) list 132 on February 13, 2025.

HLHS

Our HLHS program is focused on the potential clinical benefits of Lomecel-B™ as an adjunct therapeutic to standard-of-care HLHS surgery. HLHS is a rare and devastating congenital heart defect in which the left ventricle is severely underdeveloped. As such, babies born with this condition die shortly after birth without undergoing a complex series of reconstructive heart surgeries. Despite the availability of life-saving surgical interventions, clinical studies show that only 50 to 60 percent of affected individuals survive to adolescence. Early clinical study data shows the potential survival benefit of Lomecel-B™ for HLHS patients and supports Longeveron’s belief that these data show the potential to alter the treatment landscape for patients with HLHS. We have completed a Phase 1 open-label study (“ELPIS I”)1 that supported the safety and tolerability of Lomecel-B™ for HLHS, when directly injected into the functional right ventricle (“RV”) during the second-stage standard-of-care surgery (adding minimal additional time to the surgical procedure). Preliminary data revealed that several indices of right ventricular function show suggestions of either improvement or prevention of deterioration over one year following surgery. Heart transplant-free survival for patients who received Lomecel-B™ intracardiac injection is favorable as compared to historical controls for survival. The ELPIS I trial showed 100 percent transplant-free survival in children up to 5 years after receiving Lomecel-BTM, compared to a 20 percent mortality rate observed from historical control data. The improvement in HLHS survival following the Phase 1 ELPIS I clinical trial resulted in scientific presentations at American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

Based on these findings, the U.S. Food and Drug Administration (the “FDA”) granted Lomecel-B™ Rare Pediatric Disease (“RPD”) Designation, Orphan Drug Designation (“ODD”), and Fast Track Designation for treatment of infants with HLHS. On September 3, 2024 Longeveron announced a positive Type C meeting with the FDA supporting the advancement of Lomecel-B™. Longeveron is currently conducting a controlled Phase 2b trial (“ELPIS II”) to compare the effects of Lomecel-B™ as an adjunct therapeutic versus standard-of-care (HLHS surgery alone). We hope that a positive outcome could add to the clinical data suggesting the clinical benefit of Lomecel-B™ as part of standard-of-care treatment in HLHS patients.

As a result of the Type C meeting, we reached foundational alignment with the FDA on the registrational path to pursue traditional approval for Lomecel-B™ for treatment of HLHS, based on the proposed clinical development program, which includes the ongoing Phase 2b ELIPIS II study as the pivotal study to provide primary evidence of effectiveness. We have started to ramp up Biologics License Application (BLA) enabling activities as we currently anticipate a potential filing with the FDA in 2026 if the current ELPIS II trial is successful.

Alzheimer’s Disease

In September 2023, we completed our Phase 2a AD clinical trial, known as the CLEAR MIND trial. This trial enrolled patients with mild AD and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and we tested three distinct Lomecel-BTM dosing regimens against placebo.

1	Sunjay Kaushal, M.D., Ph.D, Joshua M Hare, M.D., Jessica R Hoffman, Ph.D, Riley M Boyd, BA, Kevin N Ramdas, M.D., MPH, Nicholas Pietris, M.D., Shelby Kutty, M.D., Ph.D, MS, James S Tweddell, M.D., S Adil Husain, M.D., Shaji C Menon, MBBS, M.D., MS, Linda M Lambert, MSN-cFNP, David A Danford, M.D., Seth J Kligerman, M.D., Narutoshi Hibino, M.D., Ph.D, Laxminarayana Korutla, Ph.D, Prashanth Vallabhajosyula, M.D., MS, Michael J Campbell, M.D., Aisha Khan, Ph.D, Eric Naioti, MSPH, Keyvan Yousefi, PharmD, Ph.D, Danial Mehranfard, PharmD, MBA, Lisa McClain-Moss, Anthony A Oliva, Ph.D, Michael E Davis, Ph.D, Intramyocardial cell-based therapy with Lomecel-B™ during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial, European Heart Journal Open, 2023.

The study demonstrated positive results. The established safety profile of Lomecel-B™ for single and multiple dosing regimens was demonstrated in study data that showed no incidence of hypersensitivity or infusion-related reactions, there were no cases of amyloid-related imaging abnormalities (ARIA), and all Lomecel-B™ treatment groups met the safety primary endpoint and showed slowing/prevention of disease worsening relative to placebo. There were statistically significant improvements in the secondary efficacy endpoint, composite AD score (“CADS”) for both the low-dose Lomecel-BTM group and the pooled treatment groups compared to placebo. Other doses also indicated promising results in slowing/prevention of disease worsening. Additionally, a statistically significant improvement versus placebo was observed in the Montreal cognitive assessment (“MoCA”) and in the activity of daily living observed by a caregiver and measured by Alzheimer’s disease Cooperative Study Activities of Daily Living (“ADCS-ADL”). The study indicated potential preservation of brain volumes in some but not all AD related areas of brain 39 weeks after treatment commenced. Brain magnetic resonance imaging (“MRI”) results demonstrated a 48% reduction in whole brain volume loss, 62% reduction in hippocampal volume loss, and potential improvement in neuroinflammation in some but not all brain regions via diffusion tensor imaging (DTI).

The results of the CLEAR MIND trial were presented in the Featured Research Session at the 2024 Alzheimer’s Association International Conference (“AAIC”) in July 2024. The brain volume results measured by MRI results from this trial also were presented at the poster presentation at AAIC. These findings support both the safety and potential therapeutic benefit of Lomecel-BTM in managing mild AD, and we believe lays the groundwork for subsequent trials in this indication. Based on these results, the FDA granted Regenerative Medicine Advanced Therapeutics (RMAT) Designation on July 9, 2024, and Fast Track designation on July 17, 2024, to Lomecel-B™ for the treatment of mild AD.

Additional data from the CLEAR MIND trial was presented as a late breaking poster presentation at the Clinical Trials on Alzheimer’s Disease Conference (“CTAD24”) in October 2024 in Madrid, Spain.

Based on the totality of the evidence, the FDA granted our request for a Type B meeting. On March 20, 2025, Longeveron announced a positive Type B Meeting with the FDA supporting the advancement of Lomecel-B™ as a potential treatment for mild AD. As a result of the Type B meeting, we reached foundational alignment with the FDA on the overall study design for a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial, including proposed AD patient population, proposed placebo control, Lomecel-B™ dose selection and frequency, trial duration, and trial endpoints. To accelerate the pathway to potential approval of Lomecel-B™ for the treatment of mild AD, the FDA agreed to consider a Biologics License Application (BLA) based on positive interim trial results from the planned single study. Contingent upon obtaining additional non-dilutive funding and/or partnering support, we anticipate initiating the pivotal clinical trial in the second half of 2026.

Aging-related Frailty

Improvement of the quality of life for the aging population is one of the strategic directions of the Company. Life expectancy has substantially increased over the past century due to medical and public health advancements. However, this longevity increase has not been paralleled by health span – the period of time one can expect to live in relatively good health and independence. For many developed and developing countries, health span lags life-expectancy by over a decade. This has placed tremendous strain on healthcare systems in the management of aging-related ailments and presents additional socioeconomic consequences due to patient decreased independence and quality-of-life. Since these strains continue to increase with demographic shifts towards an increasingly older population, improving health span has become a priority for health agencies, such as the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and the European Medicines Agency (“EMA”). As we age, we experience a decline in our own stem cells, a decrease in immune system function (known as “immunosenescence”), diminished blood vessel functioning, chronic inflammation (known as “inflammaging”), and other aging-related alterations that affect biological functioning.

Summary of Clinical Development Strategy

Our core strategy is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a focus on HLHS. Key elements of our current business strategy are as follows.

●	Execution of ELPIS II, a Phase 2b randomized controlled trial set forth in greater detail below, to measure the efficacy of Lomecel-B™ in HLHS. This trial is ongoing and is being conducted in collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”) through grants from the NIH.

●	Continue to pursue the therapeutic potential of Lomecel-B™ in mild AD. We completed a Phase 2a trial, the (“CLEAR MIND Trial”), which demonstrated the potential benefits of Lomecel-B™ over placebo to maintain cognitive function and slow deterioration of brain structure atrophy, with no safety issues observed. Specifically, the safety primary endpoint was met across all study groups and the trial demonstrated a statistical significance in the second CADS endpoint. Overall, in Lomecel-B™ groups, brain MRI demonstrated that whole brain volume loss was slowed, accompanied by significant preservation of multiple brain regions, including left hippocampus relative to placebo. We plan to continue to analyze the data in order to further develop our clinical development strategy. Our objective is to forge strategic collaborations for the advancement of Lomecel-B™ in addressing AD.

●	Limited focus on our international program. In line with the Company’s strategic direction for 2025 and moving forward to focus on HLHS and AD as set forth previously, in April 2024, the Company discontinued its clinical trial in Japan to evaluate Lomecel-B™ for Aging-related Frailty. The Company will continue to enroll patients on the Frailty and Cognitive Impairment registry trials in The Bahamas and plans to also launch an Osteoarthritis registry trial.

●	Expand our manufacturing capabilities to commercial-scale production. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own product candidates for testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential Lomecel-B™ commercialization.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing Lomecel-B™ and other products domestically and internationally if appropriate approvals are obtained.

●	Product candidate development pipeline through internal research and development, and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we have taken and continue to take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

Clinical Development Pipeline in 2025

We are currently in clinical development of a single product, Lomecel-B™ for three potential indications:

Figure 1: Lomecel-B™ clinical development pipeline

*	Not currently active for 2025

Hypoplastic Left Heart Syndrome (HLHS). The FDA granted Lomecel-B™ for the treatment of HLHS a Rare Pediatric Disease (“RPD”) Designation (on November 8, 2021), Orphan Drug Designation (“ODD”) (on December 2, 2021), and Fast Track Designation (on August 24, 2022). HLHS is a rare congenital heart condition affecting approximately 1,000 newborns in the US annually. HLHS is a birth defect that affects normal blood flow through the heart. As the baby develops during pregnancy, the left side of the heart does not form correctly so that babies are born with an underdeveloped or absent left ventricle. It is one type of congenital heart defect present at birth. Because a baby with this defect needs surgery or other procedures soon after birth, HLHS is considered a critical congenital heart defect. To prevent certain death shortly after birth, these babies undergo a series of three heart surgeries (staged surgical palliation) that reconfigures the single right ventricle to support systemic circulation. Despite these life-saving surgeries, HLHS patients nevertheless still have high early mortality and morbidity rates due primarily to heart failure.

We are currently conducting an ongoing Phase 2b clinical trial (ELPIS II) under FDA IND 017677. ELPIS II is a multi-center, randomized, double-blind, controlled clinical trial designed to evaluate Lomecel-B™ as an adjunct therapy to the standard-of-care second-stage HLHS heart reconstructive surgery which is typically performed at 4-6 months after birth. The primary objective is to evaluate change in right ventricular ejection fraction after Lomecel-B™ treatment versus standard-of-care surgery alone (38 subjects total: 19 per arm). This trial is presently over 90% enrolled and is funded in part by the NHLBI/NIH. While enrollment completion was initially targeted for the end of 2024, given the relatively small patient population, clinical trial enrollment timing for rare diseases like HLHS is difficult to predict and we anticipate full enrollment will be completed prior to the end of the second quarter of 2025.

ELPIS II is a next-step trial to our completed 10-patient open-label Phase 1 trial (ELPIS I) under the same IND. This Phase 1 trial was designed to evaluate the safety and tolerability of Lomecel-B™ as an adjunct to the second-stage HLHS surgery, and to obtain preliminary evidence of Lomecel-B™ effect to support a next-phase trial. The primary safety endpoint was met: no major adverse cardiac events (“MACE”) or treatment-related infections during the first month post-treatment, and no triggering of stopping rules. Furthermore, fluid-based and imaging biomarker data supported multiple potentially relevant mechanisms-of-action of Lomecel-B™, and the potential to improve post-surgical heart function.

All ELPIS I patients had completed long-term follow-up, and 100% 5-years post-Glenn survival data were presented by Principal Investigator Dr. Sunjay Kaushal, Cardiovascular and Thoracic Surgery, University of Nevada, Las Vegas at American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

We have filed patent applications relating to the administration of Lomecel-B™ for treating HLHS in Australia, the Bahamas, Canada, China, the European Patent Office, Japan, Hong Kong, South Korea, Taiwan, and the United States.

Alzheimer’s disease. AD, a devastating neurologic disease leading to cognitive decline, currently has very limited therapeutic options. An estimated 6.7 million Americans aged 65 and older have AD, and this number is projected to more than double by 2060. Lomecel-B™ treated patients showed an overall slowing/prevention of disease worsening compared to placebo in the completed Phase 2a study (CLEAR MIND) as previously detailed in this report, and met its primary endpoint of safety. These results are consistent with those of our earlier Phase I study2. Based on these results, in July 2024, the FDA granted RMAT designation and Fast Track designation to Lomecel-B™ for the treatment of mild AD. We believe Lomecel-B™ is the only product candidate to be granted RMAT designation for mild AD to date. We intend to forge strategic collaborations, consider potential partnerships, or pursue other available pathways or opportunities for the advancement of Lomecel-B™ in addressing AD.

We have filed patent applications relating to the treatment of AD using Lomecel-B™ in Australia, the Bahamas, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, New Zealand, South Korea, Singapore, South Africa, and the United States. We have also filed another family of patent applications relating to improving Brain Architecture in Alzheimer’s disease using Lomecel-B™ in the Bahamas, Taiwan, in addition to a PCT application. Aging-related Frailty. Aging-related Frailty is a life-threatening geriatric condition that disproportionately increases risks for poor clinical outcomes from disease and injury. While the definition of Aging-related Frailty lacks consensus, would be a new indication from a regulatory standpoint, and has no approved pharmaceutical or biologic treatments, there are a number of companies now working to develop potential therapeutics for this unmet medical need.

We have previously completed two U.S. clinical trials under FDA IND 016644. One is a multi-center, randomized, placebo-controlled Phase 2b trial which showed that a single infusion of Lomecel-B™ significantly improved 6-Minute Walk Test (“6MWT”) distance 9 months after infusion (although results were inconclusive at six months after infusion), and also showed a dose-dependent increase in 6MWT distance 6 months after infusion. The second is a multi-center, randomized, placebo-controlled Phase 1/2 trial (“HERA Trial”) intended primarily to evaluate safety, and explore the effect Lomecel-B™ may have on specific biomarkers of immune system function in older, frail individuals receiving the high dose influenza vaccine, as well as to evaluate the potential effects of Lomecel-B™ on signs and symptoms of Aging Frailty. Results from this study showed that Lomecel-B™ was generally safe and well tolerated in patients with Aging-related Frailty. Additionally, hemagglutinin inhibition (“HAI”) assay results in the Lomecel-B™ and placebo groups to influenza were not statistically different, indicating Lomecel-B™ does not suppress the immune system.

We have filed patent applications relating to the administration of Lomecel-B™ for Aging-related Frailty in Australia, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, Singapore, South Korea, New Zealand, South Africa, Taiwan, the Bahamas and the United States.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) December 31, 2026, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Prospectus; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014, and as part of our initial public offering in February 2021, converted into a Delaware corporation pursuant to a statutory conversion, and changed our name to Longeveron Inc. Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136 and our telephone number is (305) 909-0840. Our website address is www.longeveron.com and we make our filings with the Securities and Exchange Commission (SEC) available on the Investor Relations page of our website. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. Our Class A Common Stock is traded on the NASDAQ Capital Market under the symbol “LGVN.”

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in the Company and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates thereto in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures, clinical trials, third party collaborations and partnerships and acquisitions of new businesses. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to such offering.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this report include, but are not limited to, statements about:

●	our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance, and ability to continue as a going concern;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for certain of our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our ability to scale production and commercialize the product candidate for certain indications;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates in the U.S. and other jurisdictions;

●	our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this registration statement (of which this prospectus forms a part) and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this registration statement (of which this prospectus forms a part) and the documents incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise. We operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of risk factors, may cause results to differ materially from those contained in any forward-looking statement.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement or applicable free writing prospectus relating to a particular offering the specific terms of the securities offered by that prospectus supplement (or free writing prospectus). We will indicate in the applicable prospectus supplement (or free writing prospectus) if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement (or free writing prospectus) information, where applicable, about material United States federal income tax considerations relating to the securities.

We may issue from time to time, in one or more offerings, the following securities:

●	shares of Class A Common Stock, par value $0.001 per share, of the Company;

●	shares of preferred stock, par value $0.001 per share, of the Company;

●	warrants;

●	purchase contracts; and

●	units representing two or more of the foregoing securities.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any warrants, purchase contracts or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our Class A Common Stock, together with the additional information we include in any applicable prospectus supplements (or free writing prospectus), summarizes the material terms and provisions of the Class A Common Stock that we may offer under this prospectus. For the complete terms of our Class A Common Stock, please refer to our certificate of incorporation, as amended (“Certificate of Incorporation”), and our bylaws (the “Bylaws”) which are incorporated by reference into the registration statement which includes this prospectus. The terms of our Class A Common Stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 84,295,000 shares of Class A Common Stock, par value $0.001 per share, 15,705,000 shares of Class B Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors.

As of March 21, 2025 there were 13,473,898 shares of our Class A Common Stock outstanding, held by approximately 19 stockholders of record, 1,484,005 shares of our Class B Common Stock outstanding, held by approximately 12 stockholders of record, and no shares of our preferred stock outstanding.

Class A Common Stock

We have two classes of authorized Class A Common Stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion.

Voting. Holders of our Class A Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B Common Stock are entitled to five (5) votes for each share of Class B Common Stock held on all matters submitted to a vote of stockholders. The holders of our outstanding Class B Common Stock hold 37% of the voting power of our outstanding capital stock. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Class A Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:

(1)	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

(2)	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our Certificate of Incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation.

Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Class A Common Stock and Class B Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Class A Common Stock and Class B Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Class A Common Stock or Class B Common Stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A Common Stock and Class B Common Stock will be treated equally and identically with respect to shares of Class A Common Stock or Class B Common Stock owned by them; provided, however, shares of each class may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference in the per share consideration is that the shares to be distributed to a holder of a share of Class B Common Stock have five (5) times the voting power of any securities distributed to a holder of a share of Class A Common Stock.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

Conversion. Each outstanding share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, distributions or transfers of shares out to owners of a stockholder, or to partnerships, corporations, and other entities exclusively owned by the stockholder or their family members, as well as affiliates, subject to certain exceptions. Once converted or transferred and converted into Class A Common Stock, the Class B Common Stock may not be reissued. However, Class A Common Stock is not convertible into Class B Common Stock.

Rights and Preferences. Except for the conversion feature of our Class B Common Stock described above, holders of our Class A Common Stock and Class B Common Stock have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Class A Common Stock or Class B Common Stock. The rights, preferences and privileges of the holders of our Class A Common Stock and Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Class A Common Stock and Class B Common Stock are, and any shares of Class A Common Stock offered hereby will, when issued be, fully paid and nonassessable.

Listing.

Our Class A Common Stock is listed on the NASDAQ Capital Market under the symbol “LGVN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Colonial Stock Transfer Co., Inc.

Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The issuance of preferred stock could adversely affect the voting power of holders of Class A Common Stock and Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. We have no present plan to issue any shares of preferred stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption (including while there is any arrearage in the payment of dividends or sinking fund installments);

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Provisions

Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Dual Class Stock. As described above, our Certificate of Incorporation provides for a dual class common stock structure, which provides holders of our Class B Common Stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Elimination of Stockholder Action by Written Consent. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

Staggered Board. Our board of directors is divided into three classes. The directors in each class serve a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our Certificate of Incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Class A Common Stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose. Further, as discussed above, holders of our Class B Common Stock will be entitled to five (5) votes for each share of Class B Common Stock held by them, including with respect to election of directors.

Choice of Forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our Certificate of Incorporation also provides that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that the choice of forum provisions contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, and our Certificate of Incorporation and Bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Limitations on Liability and Indemnification Matters. Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our Certificate of Incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have also entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our Certificate of Incorporation and Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our Certificate of Incorporation, our Bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which have been filed as exhibits with the SEC.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

DESCRIPTION OF WARRANTS

As of March 21, 2025, we have issued and outstanding warrants to purchase up to 6,802,668 shares of our Class A Common Stock, in the aggregate. Our outstanding warrants are currently exercisable at prices ranging from $2.35 per share to $175.00 per share.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of Class A Common Stock, and/or preferred stock in one or more series. We may issue warrants independently or together with Class A Common Stock, and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●	in the case of warrants to purchase Class A Common Stock or preferred stock, the number or amount of shares of Class A Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

●	the manner of exercise of the warrants, including any cashless exercise rights;

●	the warrant agreement under which the warrants will be issued;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	anti-dilution provisions of the warrants, if any;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

●	the manner in which the warrant agreement and warrants may be modified;

●	the identities of the warrant agent and any calculation or other agent for the warrants;

●	if applicable, a discussion of any material United States federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants;

●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amounts of warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act. No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law. Each warrant agreement and any warrants issued under the warrant agreements will be governed by Delaware law.

Calculation Agent. Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. Although the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part, from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

●	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

●	whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

●	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

●	any provisions relating to any security provided for the purchase contracts;

●	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

●	whether the purchase contracts are to be prepaid or not;

●	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

●	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

●	a discussion of certain U.S. federal income tax considerations applicable to the purchase contracts;

●	whether the purchase contracts will be issued in fully registered or global form; and

●	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit certificate may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

●	the name or names of any underwriters, and if required, any dealers or agents;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchange or market on which the securities may be listed or traded;

●	distribution of the securities from time to time in one or more public or private transactions at: a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices;

●	negotiated prices; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by such prospectus supplement. If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities. If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the Class A Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than have been sold to them by us in exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any Class A Common Stock sold pursuant to a prospectus supplement will be eligible for listing on the NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states, securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the offered securities will be passed upon for us by Buchanan Ingersoll & Rooney PC.

EXPERTS

The financial statements of Longeveron Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, incorporated by reference in this prospectus and registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing in the Longeveron Inc. Annual Report on Form 10-K for the year ended December 31, 2024, and are included in this prospectus and the registration statement of which this prospectus is a part in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website. We also make these documents publicly available, free of charge, on our website at http://www.longeveron.com as soon as reasonably practicable after filing such documents with the SEC. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Longeveron Inc., 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136. Our telephone number is (305) 909-0840.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025; and

●	Our Current Reports on Form 8-K filed with the SEC on January 30, 2025 and March 14, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our Class A Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on February 11, 2021, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, as amended on Form 10-K/A filed with the SEC on March 11, 2024, and including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Up to $10,700,000

Class A Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

The date of this prospectus supplement is September 19, 2025